Exhibit (n)(2)

CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Legal Matters” in the Registration Statement on Form N-2 of Brookfield Investment Management Global Infrastructure Income Fund Inc. as filed with the Securities and Exchange Commission on or about June 10, 2011.

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP
PAUL, HASTINGS, JANOFSKY & WALKER LLP

New York, New York
June 10, 2011